Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

December 31, 2025

Edgemode, Inc.

110 E. Broward Blvd.

Suite 1700

Ft. Lauderdale, FL 33301

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

You have advised us that Edgemode, Inc. (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) in accordance with that certain Securities Purchase Agreement between the Company and ClearThink Capital Partners, LLC (“Selling Stockholder”) dated as of September 4, 2025 (the “Agreement”) with respect to the offer and sale of up to 162,000,000 shares of common stock.

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of such shares as shall be offered by the Selling Stockholder pursuant to the Prospectus which is part of the Registration Statement.

After having examined the Registration Statement and the Prospectus included within the Registration Statement, the Company’s Articles of Incorporation and Bylaws, each as amended, minutes and unanimous consents of the board of directors, the financial statements contained in the Prospectus, and other relevant corporate documents, and relying upon information supplied by the Company and its stock transfer agent, we are of the opinion that the 162,000,000 shares of common stock issued or issuable to the Selling Stockholder are, or will be when issued in accordance with the terms of the Agreement, validly issued, duly authorized, fully paid and non-assessable.

The opinions expressed herein are limited to Chapter 78 of the Nevada Revised Statutes as currently in effect, and we express no opinion as to the applicability or effect of any other laws of the State of Nevada or the laws of any other jurisdiction.

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the securities described herein. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.

Nason, Yeager, Gerson, Harris & Fumero, P.A.